Exhibit 99.1

Contact:	Michelle Manoff	Rudolf Gunnerman
	Rubenstein PR	SulphCo, Inc.
	212-843-8051	775-829-1310
	mmanoff@rubensteinpr.com	rgunnerman@sulphco.com

Immediate Release

SULPHCO EXPANDS MANAGEMENT TEAM,
APPOINTS MICHAEL APPLEGATE COO

SPARKS, Nev., Jan. 10, 2006 - SulphCo, Inc. (AMEX: SUF), a leader in developing and marketing high-powered ultrasound technology and equipment for the petroleum industry, has expanded its management team with the appointment of Michael Applegate as chief operating officer, responsible for overseeing day-to-day operations at the company.

Peter Gunnerman, who held the title of COO, continues as president of the company, focusing on strategy, implementation of the company’s recently-announced ventures and on the commercialization of SulphCo’s ultrasound desulfurization process worldwide.

Applegate spent the majority of his career at Applegate Drayage Company, a tractor-trailer fleet operator in California, Nevada and Utah. The company employed more than 100 drivers, dock workers, mechanics and administrative staff. Applegate served as president, a position he held since 1988. Applegate has served as both president and chairman of the board of the California Trucking Association, the largest state trucking association in the United States. He also served on the board of the Nevada Motor Transportation Association.

“Mike has extensive management experience, which will prove valuable to our company,” said Rudolf Gunnerman, SulphCo chief executive officer. “Expanding SulphCo’s senior management team is an important priority for the company which we intend to address in 2006.”

Applegate also has been active on the local, state and national levels concerning environmental regulations surrounding the use of petroleum fuels. He has worked with the Cleaner Air Partnerships, a joint partnership of the American Lung Association and the Sacramento Metro Chamber of Commerce, with the goal of working with the Sacramento Air Quality District for better regional air quality. As the California representative of the American Trucking Association Environmental Policy Committee, Applegate helped to establish the concept of a national fuel standard.

Applegate is a graduate of the University of California at Davis.

Sulphco’s high-powered ultrasound process upgrades heavy sour crude oils into lighter sweeter crudes. It increases gravity and reduces sulfur, nitrogen and viscosity, producing more usable oil per barrel of crude.

About SulphCo, Inc.
SulphCo has developed a patented safe and economic process employing ultrasound technology to desulfurize and hydrogenate crude oil and other oil related products. The company’s technology upgrades sour heavy crude oils into sweeter, lighter crudes, producing more gallons of usable oil per barrel.

From time to time, the company may issue forward-looking statements, which involve risks and uncertainties.  This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.

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